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Exhibit No.  21.1

Subsidiaries of Company


                                                              Jurisdiction of
   Company                                                     Incorporation
   -------                                                    ---------------
   Eastbrokers Beteiligungs Aktiengesellschaft                    Austria

   EBI Securities Corporation                                    Colorado

   EBI Leasing Corporation                                       Colorado

   Eastbrokers North America, Inc.                               Delaware

   Eastbrokers Asset Management, Inc.                            Delaware

   WMP Bank Aktiengesellschaft                                    Austria

   Eastbrokers Istanbul  Menkul Degerler Acentaligi a.s.          Turkey

   BUL Beteiligungs Aktiengesellschaft                            Austria

   Eastbrokers Warszawski Dom Maklerski s.a.                      Poland

   Eastbrokers Slovakia a.s.                                     Slovakia

   Eastbrokers Budapest Rt.                                       Hungary

   Eastbrokers Kazakhstan Securities House Ltd.                 Kazakhstan

   Eastbrokers S.A.                                               Romania

   Eastbrokers Zagreb d.d.                                        Croatia

   EB Holding, druzba za upravljanje druzb d.d.                  Slovenia

   BPD Eastbrokers d.d.                                          Slovenia

   Eastbrokers Bulgaria AG                                       Bulgaria

   National Investment Fund TRUD plc                             Bulgaria

   Investitionsfirma Eastbrokers, Moscow                          Russsia


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